January 2012 Pricing Sheet dated January 26, 2012 relating to Preliminary Terms No. 53 dated January 20, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Buffered Jump Securities Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due January 31, 2014
PRICING TERMS – JANUARY 26, 2012
Issuer:	Morgan Stanley
Issue price:	$10.00 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$10.00 per security
Pricing date:	January 26, 2012
Original issue date:	January 31, 2012 (3 business days after the pricing date)
Maturity date:	January 31, 2014
Aggregate principal amount:	$1,160,000
Interest:	None
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Payment at maturity:
•      If the final share price is greater than the initial share price:
$10.00 + the upside payment
•      If the final share price is less than or equal to the initial share price but greater than or equal to $54.567, or 90% of the initial share price, meaning the final share price has remained unchanged or has declined from the initial share price by an amount less than or equal to the buffer amount of 10%:
$10.00
•      If the final share price is less than $54.567, or 90% of the initial share price, meaning the final share price has declined from the initial share price by more than the buffer amount of 10%:
$10.00 × (share performance factor  + 10%)
Because the share performance factor will be less than 90% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $10.00, subject to the minimum payment at maturity of $1.00 per security.

Upside payment:	$2.50 per security (25% of the stated principal amount)
Buffer amount:	10%
Share performance factor:	final share price / initial share price
Initial share price:	$60.63, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	January 28, 2014, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Minimum payment at maturity:	$1.00 per security (10% of the stated principal amount)
CUSIP:	61760T389
ISIN:	US61760T3894
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	$10.00	$0.225	$9.775
Total	$1,160,000	$26,100	$1,133,900
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” on page 8 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

You should read this document together with the preliminary terms describing the offering and the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 53 dated January 20, 2012
Product Supplement for Jump Securities dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.